UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

POPULAR, INC.

(Exact name of registrant as specified in its charter)

COMMONWEALTH OF PUERTO RICO	0-13818	66-0416582
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(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

209 MUNOZ RIVERA AVENUE HATO REY, PUERTO RICO		00918
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(Address of principal executive offices)		(Zip code)

(787) 765-9800
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(Registrant's telephone number, including area code)

NOT APPLICABLE
____________________________________________________________________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Establishment of 2005 Awards Targets

On February 16, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Popular, Inc. (the “Corporation”) approved the key terms of the Corporations’s short and long–term annual incentive awards, which are incorporated under the Corporation’s 2004 Omnibus Incentive Plan (the “Plan”). For fiscal year 2005, as was the case for 2004, the Committee approved goals based on financial performance of the Corporation and the respective circles of responsibility of the pertinent Executive Officers, together with an individual performance component. The financial performance for the Corporation and the different circles is based on actual net income for 2005 (excluding the effect of unusual and/or non recurring items of income and expenses and prior to change in accounting principles) versus budget.

The following table shows the short and long-term annual incentive award components:

Name	Principal Position	Short-term Target Annual Cash Bonus Amount as a Percentage of Eligible Earnings [1][2]	Target Corporate Performance Component	Target Individual Performance Component	Target Circle Performance Component	Long-term Target Annual Incentive Award as a Percentage of Eligible Earnings [1][3]
Richard L. Carrión	Chief Executive Officer	100%	70%	30%	-	200%
Jorge A. Junquera	Chief Financial Officer	100%	95%	5%	-	100%
David H. Chafey Jr.	Senior Executive Vice President –Puerto Rico Circle	100%	50%	5%	45%	100%
Roberto R. Herencia	Senior Executive Vice President –BPNA Circle	100%	50%	5%	45%	100%
AmílcarL. Jordán	Executive Vice President	100%	95%	5%	-	100%
Tere Loubriel	Executive Vice President	100%	95%	5%	-	100%
Brunilda Santos de Álvarez	Executive Vice President	100%	95%	5%	-	100%
FélixM. Villamil	Senior Executive Vice President –EVERTEC Circle	100%	50%	5%	45%	100%
C.E. (Bill) Williams	Senior Executive Vice President –Popular Financial Holdings Circle	100%	50%	5%	45%	100%

 The percentages shown above reflect the amount that each pertinent Executive Officer would receive if the performance goals for the Corporation and each of the circles equal 100% of each Executive Officer’s performance target.  As set forth in the notes below, the actual percentage may vary to the extent the financial performance measures exceed the Executive Officer’s performance target.  If net income is 90% or less of budget, no corporate or circle performance bonus are payable.

  [1] Eligible Earnings- shall mean the Grantee’s base salary (prior to any deferrals under a cash or deferred compensation plan sponsored by the Corporation or an Affiliate) paid during the Plan Year.  From time to time the Plan Administrator may, in its sole discretion, establish rules for determining the amounts of Eligible Earnings for employees who become Grantees other than on the first day of a Plan Year as well as any reduction of Eligible Earnings as a result of paid leave of absences.

[2] Short-term annual cash incentive based bonuses can vary from zero to 140% of the target bonus amount, except in the case of the Chief Executive Officer which can vary from zero to 150% of the target bonus amount. To the extent that the Corporation, or a circle, generates a financial performance based bonus amount that would otherwise be greater than 140% or 150%, as applicable, of the target bonus amount or less than zero, the excess amount (positive or negative, as applicable) is not carried forward to determining of the subsequent year’s bonus amount.

[3] Long-term Annual Incentive Award can vary from zero to 125% of the target amount, except in the case of the Chief Executive Officer which can vary from zero to 250%. The Long-Term Annual Incentive Award shall be paid in Restricted Stock to be purchased on the open market.  The number of shares of Restricted Stock payable shall be based on the average price per share for all shares purchased by the Corporation to pay Awards approved concurrently by the Plan Administrator (in this case, the Committee). The shares of Restricted Stock awarded to the Grantee may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Grantee during the Restricted Period, except as may be provided under the Plan.

Amendments to the Plan
On January 16, 2005, the Board of Directors of the Corporation approved certain technical amendments to the Plan to comply with the requirements of the Puerto Rico Internal Revenue Code of 1994, as amended. The Plan was originally approved by the Corporation’s stockholders at the 2004 Annual Meeting of Stockholders.  The amendments did not affect the substantive provisions and limitations of the Plan and did not require the approval of the Corporation’s shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC.
(Registrant)

Date: February 23, 2005	By: /s/ Ileana Gonzalez
Ileana Gonzalez Senior Vice President and Comptroller